Exhibit 1A-12.1

LAW OFFICES OF JARVIS J. LAGMAN	Jarvis J. Lagman, Esq. 5666 La Jolla Blvd., #275 La Jolla, CA 92035 Tel: (619)855-0031 Mobile: (917) 923-8413 jlagman@lagmanlegal.com

September 22, 2020

Board of Directors

CannAssist International Corp.

1548 Loch Ness Dr.

Fallbrook, CA 92028

RE:	CannAssist International Corp.

Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to CannAssist International Corp., a Delaware corporation (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (File No. 024-11272), as amended to date (the “Offering Statement”) originally filed by the Company on July 20, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the public offering by the Company of (i) up to 1,200,000 units (“Units”), with each Unit consisting of three shares of the Company’s common stock, $0.0001 par value (“Common Stock”), and one warrant to purchase one share of the Common Stock (“Warrant”); (ii) all shares of Common Stock issued as part of the Units (“Unit Shares”); (iii) all Warrants issued as part of the Units (“Unit Warrants”); and (iv) all shares of Common Stock issuable upon exercise of the Unit Warrants (“Warrant Shares” and, collectively with the Unit Shares, the “Shares”).

In connection with the opinion contained herein, we have examined the Offering Statement, the Certificate of Incorporation, as amended, and Bylaws, as amended, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

As to questions of fact relevant to the opinions expressed herein, we have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based on the foregoing, and subject to applicable state securities laws, when (i) the Offering Statement and any required post-qualification amendment thereto have become effective under the Act; (ii) the Units are issued, sold and paid for in the manner described in the Offering Statement (and, as to the Warrant Shares, as provided in the Warrants); (iii) for certificated Shares, the Shares have been duly executed by the Company, duly countersigned by an authorized signatory of the registrar for the Shares, and duly delivered to the purchasers thereof; and (iv) the Warrants have been duly executed by the Company, and duly delivered to the purchasers thereof, it is our opinion that (A) the issuance and sale of the Units, Unit Warrants and Shares will have been duly authorized; (B) the Unit Warrants and Shares will be validly issued, fully paid and non-assessable; and (C) the Unit Warrants, if and when paid for in accordance with the terms of the Offering Statement and the Warrants, will be valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors in general and the general principles of equity.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws set forth in applicable provisions of the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and, as to the Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of Delaware. We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

We consent to the filing of this legal opinion as an exhibit to the Offering Statement, and we further consent to the use of our name under the headings “Legal Matters” in the prospectus that forms a part of the Offering Statement and “Legal Matters” in any prospectus supplement that will form a part of the Offering Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder. This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose.

Sincerely,

/s/ Law Offices of Jarvis J. Lagman

Law Offices of Jarvis J. Lagman